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                                                            EXHIBIT (h)(2)

                        ADMINISTRATIVE SERVICE AGREEMENT


                  AGREEMENT made as of the 1st of April, 2003, by and between Advantus Series Fund, Inc., a Minnesota corporation, having its principal office and place of business at 400 North Robert Street, St. Paul, Minnesota, 55101, (the "Fund"), and Minnesota Life Insurance Company, ("Minnesota Life"), a Minnesota corporation having its principal office and place of business at 400 North Robert Street, St. Paul, Minnesota, 55101.

                  WHEREAS, the Fund has entered into contracts with State Street Bank and Trust Company ("State Street") to provide certain investment accounting and administrative services to the Fund; and

                  WHEREAS, the Fund has reserved certain accounting, auditing, legal and other administrative tasks and responsibilities ("Administrative Services") to be performed by Minnesota Life rather than State Street; and

                  WHEREAS, the Fund desires to engage Minnesota Life to provide the Administrative Services to the Fund, and Minnesota Life desires to provide such Administrative Services;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1         Terms of Appointment; Duties of Minnesota Life

                  1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Minnesota Life, and Minnesota Life hereby agrees to provide certain accounting, auditing, legal and other administrative services to the Fund.

                  1.02 Minnesota Life agrees that it will perform such services as are required by the Fund and are not provided by State Street, including, without limitation, the following:

                   (a) register or qualify, and maintain the registrations or qualifications, of the Fund and its Shares under state or other securities laws.

                   (b) provide oversight for each Portfolio of the Fund, of the calculation of its net asset value per Share by State Street at such times and in such manner as specified in the Fund's current prospectus and statement of additional information and at such other times as the parties hereto may from time to time agree upon;

                   (c) provide oversight with regard to the determination by State Street of the amount of the Fund's distribution of dividends and capital gains, for each Portfolio, and the


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calculation of the amount of such dividends and capital gains to be received per
Share and calculate the number of additional Shares to be received by each Portfolio Shareholder;

                  (d) provide oversight regarding State Street's preparation and maintenance of all accounting records required by the Fund, including a general ledger;

                  (e) prepare the Fund's annual and semi-annual financial statements;

                  (f) provide oversight regarding State Street's preparation of the Fund's income, excise and other tax returns;

                  (g) file the Fund's income, excise and other tax returns after their preparation by State Street;

                  (h) provide audit assistance in conjunction with the Fund's independent auditors;

                  (i) provide such legal services as the parties hereto may from time to time agree upon, including without limitation preparation and filing with the Securities and Exchange Commission of the annual or more frequent post-effective amendments to the Fund's registration statement and the Fund's proxy materials; and

                  (j) provide such other Administrative Services as the parties hereto may from time to time agree upon.

                  Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and Minnesota Life.

Article 2         Compensation for Services

                  2.01 In payment for the Administrative Services to be performed by Minnesota Life hereunder, the Fund shall pay to Minnesota Life a fee in accordance with Schedule A hereto.

                  2.02 In addition to the fee paid under Section 2.01 above, the Fund will reimburse Minnesota Life for out-of-pocket expenses or advances incurred by Minnesota Life in connection with Minnesota Life's performance of services hereunder.

Article 3         Representations and Warranties of Minnesota Life

                  Minnesota Life represents and warrants to the Fund that:

                  3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota.

                  3.02 It is duly qualified to carry on its business in the State of Minnesota.


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                  3.03 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4         Representations and Warranties of the Fund

                  The Fund represents and warrants to Minnesota Life that:

                  4.01 It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

                  4.02 It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

                  4.03 All corporate proceedings required by said Articles of Incorporation and Bylaws have been taken to authorize it to enter into and perform this Agreement.

                  4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940. The Fund is a series company, consisting of several separate Portfolios, each with its own investment objectives.

                  4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 5         Indemnification

                  5.01 Minnesota Life shall not be responsible for, and the Fund shall indemnify and hold Minnesota Life harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                   (a) All actions of Minnesota Life or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith without negligence or willful misconduct.

                   (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

                   (c) The reliance on or use by Minnesota Life or its agents or subcontractors of information, records and documents which (i) are received by Minnesota Life or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

                   (d) The reliance on, or the carrying out by Minnesota Life or its agents or subcontractors of any instructions or requests of the Fund.


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                  5.02 Minnesota Life shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by Minnesota Life as a result of Minnesota Life's lack of good faith, negligence or willful misconduct.

                  5.03 At any time Minnesota Life may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by Minnesota Life under this Agreement, and Minnesota Life and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or in good faith reliance upon the opinion of such counsel. Minnesota Life, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided Minnesota Life or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Minnesota Life, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any current or former transfer agent or registrar, or of a co-transfer agent or co-registrar.

                  5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

                  5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

                  5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6         Covenants of the Fund and Minnesota Life

                  6.01 Minnesota Life shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, Minnesota



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Life agrees that all such records prepared or maintained by Minnesota Life relating to the services to be performed by Minnesota Life hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                  6.02 Minnesota Life and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanges or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

                  6.03 In the case of any requests or demands for the inspection of the Shareholder records of the Fund, Minnesota Life will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Minnesota Life reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7         Effective Date, Duration and Termination of Agreement

                  7.01 The effective date of this Agreement shall be the date above, or the date State Street begins performing services for the Fund, or such other date as selected by management of the Fund. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect until the next regular meeting of the Fund's shareholders and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not interested persons of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

                  7.02 This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund, or by Minnesota Life, upon 60 days' written notice to the other party.

Article 8         Assignment

                  8.01 This Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940, as amended.

Article 9         Amendment

                  9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund, including a majority of the directors who are not interested persons of the Fund, cast in person at a meeting called for the purpose of voting on such approval.


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Article 10        Minnesota Law to Apply

                  10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota.

Article 11        Merger of Agreement

                  11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 12        Notices

                  12.01 Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                        ADVANTUS SERIES FUND, INC.

                                        By
                                          -------------------------------------
                                               Dianne M. Orbison, President



                                        MINNESOTA LIFE INSURANCE COMPANY

                                        By
                                          --------------------------------------
                                          Frederick P. Feuerherm, Vice President




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                           ADVANTUS SERIES FUND, INC.
                                   SCHEDULE A

                         (As effective January 1, 2007)

                  Minnesota Life shall receive, as compensation for its services pursuant to this Agreement, a monthly fee determined in accordance with the following table:

                             Monthly Administrative
                                  Services Fee
                               ------------------

                  Bond Portfolio                                                $2,600
                  Money Market Portfolio                                        $2,600
                  Mortgage Securities Portfolio                                 $2,600
                  Index 500 Portfolio                                           $2,600
                  Maturing Government Bond 2010 Portfolio                       $2,600
                  International Bond Portfolio                                  $2,600
                  Index 400 Mid-Cap Portfolio                                   $2,600
                  Real Estate Securities Portfolio                              $2,600



                  Said monthly fees shall be paid to Minnesota Life not later than five days following the end of each calendar quarter in which said services were rendered.




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